UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No. ____)

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under Section 240.14a-12

Inland Real Estate Income Trust, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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INLAND Inland Real Estate Income Trust, Inc.

URGENT REQUEST

THERE ARE NUMEROUS PROPOSALS TO BE VOTED UPON BY SHAREHOLDERS AT THIS YEAR’S ANNUAL MEETING THAT COULD AFFECT THE STRATEGIC DIRECTION OF THE COMPANY AND YOUR INVESTMENT.

YOUR VOTE IS NEEDED!  PLEASE VOTE TODAY!

September 21, 2021

Dear Fellow Stockholder,

The strategic plan of Inland Real Estate Income Trust (“Inland Income Trust” or the “Company”) includes an intent to provide stockholders with a liquidity event, most likely through a listing of our stock for public trading on a national securities exchange.

In connection with the Company’s upcoming Annual Meeting of Stockholders and in anticipation of a potential listing, we ask that you vote to approve amendments to Inland Income Trust’s corporate Charter that are intended to make our Charter consistent with those of real estate investment trusts (“REITs”) whose shares are listed and publicly traded on an exchange. As of the date of this letter, we have not received voting instructions for your account. If you do not vote, the effect of not voting will be the same as voting against these proposals, so your vote does matter!

We cannot assure you that a listing of our stock will occur, but in considering a potential listing we believe these amendments to the Charter will provide us with the operational flexibility that publicly traded REITs enjoy and allow us the ability to pursue opportunities in a manner similar to publicly traded REITs. We believe that approving these Charter amendments would enhance the Company’s ability to successfully list its stock and compete with other publicly traded REITs. Our Board of Directors, including all of our independent directors, recommends that you vote FOR all of the proposed charter amendments.

We recently sent you materials requesting that you grant us a proxy to vote your shares and describing the proposed charter amendments and other proposals in detail. These proxy materials are also available at https://go.inland-investments.com/ireit-proxy and at www.proxyvote.com.

We expect to continue to expend valuable Company resources to solicit needed votes, so we respectfully ask that you please vote now!  You may vote your shares quickly and easily using any one of the methods described below. If you have questions about voting, please call our proxy solicitor, Broadridge, at 1-877-777-4575.

Your prompt response could help the Company avoid incurring additional costs associated with further solicitation efforts and meeting adjournments to obtain votes.

We appreciate your investment in Inland Income Trust and thank you in advance for participating in the Annual Meeting by voting your shares.

Sincerely,

Mitchell Sabshon

Chief Executive Officer

FOUR WAYS TO VOTE

	ONLINE	PHONE	QR CODE	MAIL
PROXY QUESTIONS? Call 1-877-777-4575	WWW.PROXYVOTE.COM Please have your proxy card in hand when accessing the website. There are easy-to-follow directions to help you complete the electronic voting instruction form.

WITHOUT A PROXY CARD

Call 1-877-777-4575 Monday to Friday, 9:00 a.m. to 10:00 p.m. ET to speak with a proxy specialist.

WITH A PROXY CARD Call 1-800-690-6903 with a touch-tone phone to vote using an automated system.

			WITH A SMARTPHONE Vote by scanning the Quick Response Code or “QR Code” on the Proxy Card/VIF enclosed.	VOTE PROCESSING Mark, sign and date your ballot and return it in the postage-paid envelop provided.

P60800-LTR

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this letter constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The statements may be identified by terminology such as “potential,” “may,” “can,” “would,” “will,” “expect,” “intend” and “intent,” “estimate,” “in anticipation,” “plan,” “seek,” “appear,” and “believe.”  Such statements reflect the current view of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions related to certain factors including, without limitation, the uncertainties related to general economic, stock market and commercial real estate market conditions, the effects of the COVID-19 pandemic and measures taken to combat it, competition with our tenants from internet businesses, unforeseen events affecting the commercial real estate industry, retail real estate, or particular markets, and other factors detailed under Risk Factors in our most recent Form 10-K as of December 31, 2020, filed on March 18, 2021, and subsequent Form 10-Qs on file with the SEC.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  You should exercise caution when considering forward-looking statements and not place undue reliance on them.  Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein.  Except as required by federal securities laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this letter. We intend for forward-looking statements to be covered by the applicable safe harbor provisions created by Section 27A of the Securities Act and Section 21E of the Exchange Act.